Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

KORU Medical Systems, Inc.

Mahwah, New Jersey

We consent to the incorporation by reference in this Registration Statement on Form S-8 of KORU Medical Systems, Inc. (the “Company”) of our report dated March 12, 2025, related to the financial statements of the Company as of and for the year ended December 31, 2024.

/s/ Cherry Bekaert LLP

Tampa, Florida

January 2, 2026